Exhibit 99(a)(8)


FOR IMMEDIATE RELEASE


                                        Media Contact:
                                        Mary Ellen Keating
                                        Senior Vice President,
                                        Corporate Communications
                                        Barnes & Noble, Inc.
                                        (212) 633-3323
                                        mkeating@bn.com

                                        Investor Contact:
                                        Maria Florez
                                        Director, Investor Relations
                                        Barnes & Noble, Inc.
                                        (212) 633-4009
                                        mflorez@bn.com



         BARNES & NOBLE, INC. ANNOUNCES HART-SCOTT-RODINO CLEARANCE
                            OF FUNCO ACQUISITION

New York, NY - June 1, 2000 - Barnes & Noble, Inc. (NYSE: BKS) today announced that it received notification of the early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the $24.75 per share cash tender offer for any and all shares of common stock of Funco, Inc. (NASDAQ: FNCO). The expiration or early termination of that waiting period was a condition to the completion of the tender offer.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on Tuesday, June 13, 2000, unless extended, and is subject to certain other conditions.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE: BKS) operates 544 Barnes & Noble and 389 B. Dalton bookstores, and Babbage's Etc., one of the nation's largest operators of video game and entertainment software stores. Barnes & Noble stores stock an authoritative selection of book titles and provide access to more than one million titles. They offer books from more than 50,000 publisher imprints with an emphasis on small, independent publishers and university presses. Barnes & Noble is one of the world's largest booksellers on the World Wide Web (http://www.bn.com), and the exclusive bookseller on America Online (Keyword: bn). Barnes & Noble also publishes books under its own imprint for exclusive sale through its retail stores, mail-order catalogs, and Web site.